American Assets Trust, Inc. Increases Revolving Line of Credit to $500 Million and Extends Maturity Date in Its Fourth Amended and Restated Credit Agreement

Company Release – APRIL 1, 2026

SAN DIEGO –American Assets Trust, Inc. (NYSE:AAT) (the “Company”) announced today that it has amended and restated its existing credit agreement.

The credit agreement was amended and restated to, among other things, (1) increase the revolving line of credit from $400 million to $500 million, (2) extend the maturity date of the restated $500 million revolving line of credit to April 1, 2030 (with two, six-month extension options) and (3) extend the maturity date of the $100 million term loan included as part of the credit agreement to April 1, 2030 (with one, twelve-month extension option).

Additional information regarding the Fourth Amended and Restated Credit Agreement can be found in the Company’s Form 8-K filed on April 1, 2026 with the Securities and Exchange Commission.

About American Assets Trust, Inc.
American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. The Company has over 55 years of experience in acquiring, improving, developing and managing premier office, retail and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Washington, Oregon, Texas and Hawaii. The Company's office portfolio comprises approximately 4.3 million square feet, and its retail portfolio comprises approximately 2.4 million rentable square feet. In addition, the Company owns one mixed-use property (including approximately 94,000 rentable square feet of retail space and a 369-room all-suite hotel) and 2,302 multifamily units. In 2011, the Company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in our markets; defaults on, early terminations of or non-renewal of leases by tenants, including significant tenants; decreased rental rates or increased vacancy rates; our failure to generate sufficient cash flows to service our outstanding indebtedness; fluctuations in interest rates and increased operating costs; our failure to obtain necessary outside financing; our inability to develop or redevelop our properties due to market conditions; investment returns from our developed properties may be less than anticipated; general economic conditions, including the impact of tariffs and other trade restrictions; the potential impact of a prolonged government shutdown; financial market fluctuations; risks that affect the general office, retail, multifamily and mixed-use environment; the competitive environment in which we operate; system failures or security incidents through cyberattacks; the impact of epidemics, pandemics, or other outbreaks of illness, disease or virus and the actions taken by government authorities and others related thereto, including the ability of our company, our properties and our tenants to operate; difficulties in identifying properties to acquire and completing acquisitions; our failure to successfully operate acquired properties and operations; risks related to joint venture arrangements; potential litigation; difficulties in completing dispositions;

conflicts of interests with our officers or directors; lack or insufficient amounts of insurance; environmental uncertainties and risks related to adverse weather conditions and natural disasters; other factors affecting the real estate industry generally; limitations imposed on our business and our ability to satisfy complex rules in order for American Assets Trust, Inc. to continue to qualify as a REIT, for U.S. federal income tax purposes; and changes in governmental regulations or interpretations thereof, such as real estate and zoning laws and increases in real property tax rates and taxation of REITs. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:

American Assets Trust

Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607